Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of 908 Devices Inc. of our report dated October 2, 2020, except for the effects of the reverse stock split discussed in Note 16 to the financial statements, as to which the date is December 14, 2020 relating to the financial statements of 908 Devices Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 14, 2020